Exhibit 4.8

Execution Version 02-04-2021

OPTION TO PURCHASE CONTROLLING INTEREST

This Option to Purchase Controlling Interest (this “Option”), dated and effective February 4, 2021 (the “Effective Date”), is among David Pleitner (“David”), Allan Pleitner (“Allan”), Golden Harvests LLC, a Michigan limited liability company (the “Company”), and Canopy Management, LLC, a Michigan limited liability company or its assignee (“Buyer”). David and Allan are each referred to in this Option as a “Seller” and, collectively, as “Sellers”. David, Allan, the Company, and Buyer are each referred to in this Option individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A. Sellers (i) are all of the members of the Company and (ii) own 100% of the outstanding membership interests of the Company (the “Membership Interests”). The Membership Interests constitute all of the issued and outstanding equity securities of the Company.

B. Sellers have agreed to grant to Buyer, and Buyer has agreed to acquire from Sellers, an option to purchase 60% of the Membership Interests (the “Controlling Interest”).

AGREEMENT

The Parties agree as follows:

1. Recitals. The above recitals are incorporated as a material and contractual term of this Option.

2. Grant of Option to Purchase. On and subject to the terms and conditions set forth in this Option, Sellers hereby grant to Buyer, and Buyer hereby acquires and accepts from Sellers, the option to purchase the Controlling Interest from Sellers (the “Purchase Option”). Buyer may assign or transfer the Purchase Option to any Affiliate (as defined below) of Buyer without the consent of, or notice to, Sellers or the Company. Subject to the provisions in this Option, title to, and all rights (voting, economic, and otherwise) with respect to, the Controlling Interest shall remain with Sellers unless and until Buyer exercises the Purchase Option pursuant to this Option. For purposes of this Agreement, an “Affiliate” of a person or entity means any other person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity, where the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

3. Purchase Option Consideration. In full consideration for the Purchase Option, Buyer will pay to Sellers cash, and cause to be issued to Sellers the shares of common stock of Grown Rogue International, Inc. (“GRIN”), in the amounts and at the times set forth in this Section 3:

(a) On or before February 6, 2021, Buyer will (i) pay to Sellers $200,000, and (ii) cause to be issued to Sellers 200,000 shares of common stock of GRIN free and clear of any liens or encumbrances (other than any restrictions under applicable federal, state, or provincial securities laws).

(b) On or before February 6, 2021, Buyer will (i) pay to Sellers an additional $260,000 (this payment and the payment described in Section 3(a)(i) above are each referred to in this Agreement as an “Installment Payment”), and (ii) cause to be issued to Sellers an additional 200,000 shares of common stock of GRIN (together with the shares described in Section 4(a)(ii) above, the “Installment Shares”) free and clear of any liens or encumbrances (other than any restrictions under applicable federal, state, or provincial securities laws).

(c) Buyer may, in its sole discretion, extend the due date for the Installment Payment and Installment Shares due under Section 3(b) by up to six months provided that, in consideration for such extension, Buyer pays to Sellers an additional 200,000 shares of common stock of GRIN to be issued to Sellers (free and clear of any liens or encumbrances (other than any restrictions under applicable federal, state, or provincial securities laws)), on or promptly following the original due date.

(d) Buyer may, in its sole discretion, extend the due date of up to 50% of the Installment Payment due under Section 3(a) by up to 12 months, provided that, in consideration for such extension, Buyer shall pay to sellers $2,000 per month until the earlier of 12 months or the amount extended under this Section 4(d) has been paid in full.

(e) If February 6, 2021, occurs after Buyer has exercised the Purchase Option, then the MIPA (as defined below) will include Buyer’s obligation to pay the remaining Installment Payment(s) and to cause to be issued any remaining Installment Shares.

4. Exercise of Purchase Option.

(a) Buyer may exercise the Purchase Option at any time during the period (the “Option Period”) that: (i) begins on the date on which the Company has received both (A) all licensing and other regularly or governmental approvals from the State of Michigan necessary to operate a cannabis business in that state and (B) approval of Buyer’s acquisition of an interest in the Company; and (ii) ends at 5:00 p.m., Pacific Time, on the second anniversary of the Effective Date. From time to time during the Option Period, upon Buyer’s reasonable request, each Seller will certify as to the continuing accuracy of, and compliance with, such Seller’s representations, warranties, and covenants set forth in this Option.

(b) To exercise the Purchase Option, Buyer must give written notice to Sellers before the expiration of the Option Period that Buyer is exercising the Purchase Option. If Buyer exercises the Purchase Option, then:

(i) Subject to the provisions of this Option and the MIPA, Buyer will purchase from Sellers, and Sellers will assign, sell, and transfer to Buyer, the Controlling Interest free and clear of all liens, security interests, encumbrances, and other restrictions. Sellers may determine between themselves how much of each Seller’s Membership Interest to transfer to Buyer so that Buyer acquires the Controlling Interest; provided, however, that if Sellers do not notify Buyer of their determination in writing within one business day after Buyer delivers notice of its decision to exercise the Option, then Allan will transfer his entire 49% Membership Interest and David will transfer 11% of his Membership Interest.

(ii) The consideration for the Controlling Interest will consist of:

(A) the sum of: (1) the Installment Payments (i.e., $460,000, of which $200,000 will be paid on February 6, 2021, and $260,000 will be paid on the February 6, 2021, unless such due date is extended pursuant to Section 4(c) above); plus (2) $200,000 to be paid by Buyer to Sellers upon the closing of the purchase and sale of the Controlling Interest; plus (3) the aggregate amount that Buyer or its affiliates advanced to or on behalf of the Company for capital expenditures, as such advances are evidenced by Buyer’s or its affiliates’ written records; and

(B) 800,000 shares of GRIN common stock, consisting of (1) the Installment Shares (i.e., 400,000, of which 200,000 shares will be issued on or about February 6, 2021, and an additional 200,000 of which will be issued on February 6, 2021, unless such due date is extended pursuant to Section 4(c) above); plus (2) 200,000 shares of GRIN common stock to be issued to Sellers free and clear of any liens or encumbrances (other than any restrictions under applicable federal, state, or provincial securities laws) upon the closing of the purchase and sale of the Controlling Interest.

(iii) The closing of the purchase and sale of the Controlling Interest will occur on a date determined by Buyer as soon as possible, but in any event within 120 days, after Buyer delivers written notice of its election to exercise the Purchase Option to Sellers, provided, however, that such date may be extended if required by, or if closing cannot then occur as a result of, the application of any law, regulation, order, or other action or any applicable governmental authority.

(iv) The Parties will enter into a Membership Interest Purchase Agreement (the “MIPA”) in the form attached hereto as Exhibit A, and including the terms set forth in this Section 4(b), and the consummation of the purchase and sale of the Controlling Interest will be subject to the conditions and terms set forth in the MIPA.

(v) The Parties will enter into an Amended and Restated Operating Agreement of the Company in the form attached hereto as Exhibit B, which will include, among other terms and conditions, an option for Buyer to purchase the Sellers’ remaining Membership Interests at any time after the third anniversary of the closing of the purchase of the Controlling Interest (unless otherwise agreed to by the Parties or Buyer is pursuing a sale of the Company, in which case Sellers would receive reasonable and customary price protections).

(c) If Buyer fails to exercise the Purchase Option before the end of the Option Period, then the Purchase Option shall terminate and cease, time being of the essence for the option granted to Buyer.

5. Covenants. Subject to, and without limiting the rights, duties, and obligations of the Parties under, any other agreement between or among one or more of the Parties, during the period beginning on the Effective Date and ending on the earlier of (a) the closing of the purchase and sale of the Controlling Interest following Buyer’s exercise of the Purchase Option pursuant to Section 4 or (b) the termination of this Option pursuant to Section 8:

(a) The Company shall, and Sellers shall cause the Company to, diligently pursue all licensing and other governmental or regulatory approvals that are necessary or desirable in connection with operating a cannabis business in the State of Michigan.

(b) Sellers shall not, directly or indirectly, sell, exchange, transfer (including, without limitation, any transfer by gift or operation of law), assign, distribute, pledge, encumber, hypothecate, grant any option with respect to or security interest in, or otherwise encumber in any manner any of the Membership Interests without, in each instance, Buyer’s prior written consent.

(c) The Company shall not, and Sellers shall cause the Company not to, without Buyer’s prior written consent, in each instance: (i) issue any ownership or other equity securities of the Company; (ii) issue any securities convertible into or exercisable for any equity securities of the Company; (iii) issue any debt convertible into equity securities of the Company; or (iv) enter into any agreement obligating the Company to issue any securities of the Company.

(d) The Company shall, and Sellers shall cause the Company to, do all things necessary to preserve and to keep in full force and effect its existence, rights, and privileges.

(e) Except as Buyer may otherwise approve in writing, the Company shall not, and Sellers shall not cause or permit the Company to: (i) declare, make, or pay any dividend or distribution to Sellers on account of their Membership Interests or otherwise (other than normal salaries consistent with the Company’s past practices); or (ii) make any payment to, or guaranty any indebtedness of, any Affiliate of the Company or any person related to or affiliated with either Seller (such as family members or other entities in which either Seller owns any interest).

(f) Except as Buyer may otherwise approve in writing, the Company shall not, and Sellers shall cause the Company not to, amend its articles of organization or operating agreement, enter into or amend any agreement (whether written or oral) that is or would be material to the Company’s business, or incur any indebtedness or other liabilities that, individually or in the aggregate, are material in amount or nature.

(g) Except as Buyer may otherwise approve in writing, the Company shall, and Sellers shall cause the Company to, conduct the Company’s business only in the ordinary course of business consistent with past practice.

(h) The Company shall, and Sellers shall cause the Company to, promptly, and in any event within three business days, inform Buyer of: (i) all material adverse changes in the Company’s financial condition; and (ii) all existing and all threatened litigation, claims, investigations, administrative proceedings, or similar actions affecting the Company. As of the Effective Date, the Company and Dave are defendants in the lawsuit described on attached Schedule 6(h).

(i) (i) Accurately maintain its books and records to present fairly, on a consistent basis, and in all material respects, the financial condition of the Company, and permit Buyer reasonable access to examine and audit the Company’s books and records upon reasonable notice during normal business hours; and (ii) furnish Buyer with such financial and additional information and statements, including confirmation of paid obligations (e.g., tax obligations), as Buyer may request from time to time.

(j) Maintain fire and other risk insurance, public liability insurance and such other insurance as maintained by other similarly situated businesses.

(k) Comply in all material respects with all terms and conditions of all other agreements, whether now or hereafter existing, between the Company and Buyer or any of Buyer’s affiliates and notify Buyer within three days of any default by the Company under any such agreements.

(l) Pay and discharge when due all of its indebtedness and obligations, including, without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon the Company or its properties, income or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of the Company’s properties, income or profits.

(m) Comply with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities, applicable to the conduct of the Company’s business and operations.

(n) Sellers will not initiate, solicit, entertain, negotiate, accept, or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its Affiliates (an “Acquisition Proposal”) to acquire all or any portion of the Membership Interest or all or any material portion of the assets or business of the Company, whether by merger, purchase of equity, purchase of assets, tender offer, or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement, or understanding requiring it to abandon, terminate, or fail to consummate a transaction with Buyer as contemplated in this Option. Sellers will notify Buyer promptly if either of them receives any indications of interest, requests for information, or offers in respect of an Acquisition Proposal, and will communicate to Buyer in reasonable detail the terms of any such indication, request, or offer, and will provide Buyer with copies of all written communications relating to any such indication, request, or offer.

6. Sellers’ Representations and Warranties. The Sellers jointly and severally represent and warrant to Buyer that, as of the Effective Date and on each day during the Option Period, the following statements are accurate and complete:

(a) The Membership Interests are owned 51% by David and 49% by Allan. Each Seller is the sole record and beneficial owner of the Membership Interests he owns. No other person has any right, title, or interest in or to the Membership Interests. The Membership Interests are free and clear of all liens, security interests, encumbrances, and other restrictions. Each Seller has the unrestricted right, ability, and authority to enter into and perform his obligations under this Option, to grant the Purchase Option hereunder, and, upon Buyer’s exercise of the Purchase Option, to transfer and sell the Membership Interests he owns to Buyer pursuant hereto and the MIPA.

(b) Each Seller is an individual and resident of the state set forth in his address on the signature page to this Option. The Company is duly organized, validly existing, and in good standing under the laws of the State of Michigan and has all requisite limited liability company power and authority to carry on its business as now being conducted.

(c) The execution and delivery of this Option by the Company and each Seller, and the performance of the Company’s and each Seller’s obligations hereunder, have been duly authorized by all necessary action on the Company’s and each Seller’s part. No proceedings on the part of the Company or either Seller are necessary to authorize the execution and delivery of this Option or to consummate the transactions contemplated by this Option.

(d) This Option has been duly executed and delivered by the Company and each Seller and constitutes a legal, valid, and binding obligation of the Company and each Seller, enforceable against the Company and each Seller in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(e) The execution and delivery of this Option by the Company and each Seller does not, and the consummation of the transactions contemplated by this Option, and compliance with the provisions of this Option by the Company and each Seller, will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under or give rise to a right of termination, cancellation, or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon any of the Membership Interests under: (i) the organizational documents of the Company; (ii) any agreement, contract, or instrument to which the Company, either Seller or their respective assets is subject or bound; or (iii) any law applicable to the Company, either Seller, or their respective assets.

(f) Each representation and warranty set forth in the MIPA and to be made by the Company or the Seller, if made on the date hereof, is accurate and complete in all material respects.

(g) No representation or warranty made by the Company or either Seller in this Option or in the MIPA contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

7. Buyer’s Representations and Warranties.

(a) Buyer is duly organized, validly existing, and in good standing under the laws of the State of Michigan.

(b) The execution and delivery of this Option by Buyer, and the performance of its obligations hereunder, has been duly authorized by all necessary action on Buyer’s part. No proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Option or to consummate the transactions contemplated by this Option.

(c) This Option has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

8. Termination; Effect of Termination.

(a) This Option (and the Purchase Option granted hereunder) will terminate and be of no further force or effect upon the earlier of: (i) Buyer’s failure to exercise the Purchase Option before the expiration of the Option Period; (ii) the written agreement of the Parties; (iii) Buyer’s written notice to Seller upon Seller’s breach of or default under this Option; or (iv) Sellers’ written notice to Buyer upon Buyer’s breach or default under this Option.

(b) If this Option terminates pursuant to Section 8(a)(iii), then: (i) Sellers shall repay to Buyer in full (without deduction or offset) all amounts that Buyer paid to Sellers under this Option through the date of termination; (ii) Buyer shall have the authority to cancel, or cause to be cancelled, all certificates for GRIN shares issued through the date of termination; and (iii) Sellers shall reimburse Buyer for, or shall cause Buyer to be reimbursed for, all costs and expenses that Buyer has incurred or paid on behalf of the Company under that certain Master Services Agreement dated on or about the date hereof and each and every Work Order thereunder. If this Option terminates pursuant to this Section 8 for any other reason, then Sellers shall repay to Buyer 50% (without deduction or offset) of the aggregate amounts that Buyer paid to Sellers under this Option through the date of termination plus all cost and expenses that Buyer has incurred or paid on behalf of the Company under that certain Master Services Agreement dated on or about the date hereof and each and every Work Order thereunder.

9. Miscellaneous.

(a) All amounts to be paid by Buyer to Sellers under this Agreement, and all shares of common stock of GRIN to be issued to Sellers under this Agreement, are stated in the aggregate as the amount to be paid or issued, as applicable, to Sellers collectively and not to each individual Seller (i.e., a payment of $200,000 is the total amount to be paid to both Sellers not the amount to be paid to each Seller). Shares of common stock of GRIN to be issued to Sellers under this Agreement will be issued to each Seller in such amounts (of the aggregate amount stated to be issued to Sellers) as Sellers direct. All amounts to be paid to Sellers under this Agreement will be paid according to instructions provide to Buyer by Sellers, and each Seller acknowledges and agrees that payment by Buyer pursuant to those instructions shall fully satisfy Buyer’s obligation with respect to the payment. Buyer is entitled to assume the continuing accuracy of any payment instructions until notified by Sellers in writing of new payment instructions.

(b) All notices, requests, demands, and other communications required or permitted to be given under this Option shall be in writing and shall be deemed to have been duly given: (i) upon delivery if delivered by hand to the Party to whom directed; (ii) when sent to a Party by e-mail to the e-mail address set forth under such Part’s signature block to this Option (if sent during regular business hours of the recipient and otherwise on the next business day); (iii) on the day of confirmed delivery if sent by overnight mail by UPS, FedEx, or other national overnight delivery service; or (iv) on the third business day after deposit in the mail if the notice, request, demand, or other communication was mailed by certified or registered mail with postage prepaid and sent to the physical address of the recipient set forth under the recipient’s signature block to this Option. A Party may change its or his e-mail or physical address by written notice pursuant to this Section 9(b).

(c) The headings of the sections in this Option are for convenience of reference only and are not to be considered in construing or interpreting this Option. All pronouns contained in this Option shall be deemed to refer to the masculine, feminine, and neutral, singular or plural, as the identity of the Parties may require.

(d) Each Party has read this Option in full, has had the opportunity for independent review by its or his legal counsel and other professional advisors, and has consulted with and has been advised by such counsel and other advisors and the terms and conditions in this Option have been arrived at by arm’s length negotiations. Therefore, the Parties agree that no rule of interpretation or construction that disfavors the Party drafting (or whose advisors drafted) this Option shall apply to the interpretation or construction of this Option.

(e) Each provision of this Option will be viewed as separate and divisible, and if any provision of this Option is held to be invalid or unenforceable, the remaining provisions will continue to be in full force and effect.

(f) This Option is binding on the successors and permitted assigns of the Parties. Neither this Option nor a Party’s rights or obligations under this Option may be assigned or delegated without the prior written consent of the other Party except (i) as otherwise set forth in this Option, and (ii) that Buyer may, without the other Parties’ consent, assign this Option and its rights and obligations hereunder, including, without limitation, the Purchase Option, to an entity in which J. Obie Strickler owns at least 51% of the capital stock.

(g) This Option shall be governed by the internal laws of the State of Michigan.

(h) This Option may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that signatures delivered by PDF attachment or other electronic means shall be as fully binding as delivery of an original signature.

(i) This Option (including its exhibits) contains the entire agreement between the Parties and supersedes any and all prior written or oral agreements. This Option cannot be modified or amended except by means of writing signed by both Parties and no provision of this Option may be waived except in a writing signed by the Party against whom the waiver is to be enforced.

(j) Each Party agrees that this Option’s invalidity for public policy reasons and/or its violation of federal cannabis laws is not a valid defense to any dispute or claim arising out of this Option. Each Party expressly waives the right to present any defense related to the federal illegality of cannabis and agrees that such defense shall not be asserted, and will not apply, in any dispute or claim arising out of this Option.

[Signature page follows]

The Parties have executed this Option as of the Effective Date.

SELLER:	/s/ David Pleitner
David Pleitner

	Address:	3613 Bobcat Court
Midland, MI 48642
	E-Mail:	dpleitner@gmail.com

/s/ Allan Pleitner
Allan Pleitner

	Address:	3613 Bobcat Court
Midland, MI 48642
	E-Mail:	dpleitner@gmail.com

COMPANY:	Golden Harvests, LLC

	By:	/s/ David Pleitner
	Name:	David Pleitner
	Title:	Member

	By:	/s/ Allan Pleitner
	Name:	Allan Pleitner
	Title:	Member

	Address:	333 Morton St
Bay City, MI 48706
	E-Mail:	dpleitner@gmail.com

[Signature Page to Option to Purchase Controlling Interest]

The Parties have executed this Option as of the Effective Date.

BUYER:	Canopy Management, LLC

	By:	/s/ J. Obie Strickler
	Name:	J. Obie Strickler
	Title:	Manager

	Address:	P.O. Box 266
Eaton Rapids, MI 48827
	E-Mail:	obie@grownrogue.com

[Signature Page to Option to Purchase Controlling Interest]

EXHIBIT A

Form of Membership Interest Purchase Agreement

A-1

EXHIBIT B

Form of Amended and Restated Operating Agreement

B-1

SCHEDULE 6(h)

Existing Litigation

None.

Sch. 6(h)-1